Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement is dated this 30th day of March, 2010, but effective as of January 31, 2010 (the “Second Amendment Agreement”), by and among DPAC Technologies Corp., a California corporation (“DPAC”), and Quatech, Inc., an Ohio corporation (“Quatech”, together with DPAC, the “Borrowers”), and Fifth Third Bank, an Ohio banking corporation (“Bank”).

WHEREAS, the Borrowers and the Bank are parties to a certain Credit Agreement, dated as of January 30, 2008 (the “Original Loan Agreement”), as modified by that certain First Amendment to Credit Agreement, dated as of January 31, 2009 (the “First Amendment”, together with the Original Loan Agreement, the “Loan Agreement”);

WHEREAS, in connection with the Original Loan Agreement, the Borrowers executed that certain Revolving Credit Promissory Note in favor of the Bank, dated as of January 30, 2008 (the “Original Note”), which was replaced by that certain Revolving Credit Promissory Note in favor of the Bank, dated as of January 31, 2009 (the “Second Note”), and executed in connection with the First Amendment;

WHEREAS, the Borrowers defaulted and remain in default under section 6.1 and section 7.1 of the Loan Agreement (such defaults under these sections only being the “Existing Defaults”), as well as other defaults under other sections of the Loan Agreement (the “Continuing Defaults”) by, among other things, failing to pay the Bank amounts due under the Second Note, and purchasing assets in excess of $100,000.00 from Socket Mobile, Inc. through the assistance of Development Capital Venture, L.P. without the express written consent of the Bank;

WHEREAS, the Borrowers and the Bank desire to amend the Loan Agreement to modify certain provisions thereof;

WHEREAS, the contemplated modifications of the Loan Agreement will permit the Borrowers to cure the Existing Defaults; and

WHEREAS, each term used herein has the meaning ascribed to it in the Loan Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, and for other good and valuable consideration, the Borrowers and the Bank agree as follows:

1. Subject to the terms and conditions of this Second Amendment Agreement and in reliance of the representations and warranties contained herein, the Bank hereby agrees to waive the Existing Defaults. This waiver is limited to the Existing Defaults and shall not operate as a waiver of the Continuing Defaults or any other default or Event of Default which may now exist or be hereafter arising, constitute a continuing waiver of any provision of the Loan Agreement, or otherwise impair any right, power or remedy of the Bank under the Loan Agreement or any other document related to the Loan Agreement with respect to any defaults or Events of Default other than the Existing Defaults, all of which are hereby expressly reserved.

2. Article I, Section 1.2 of the Loan Agreement is hereby amended to delete the defined term “Termination Date” in its entirety and to insert in the place of that defined term the following:

“Termination Date” means July 31, 2010, or such earlier date on which the commitment of the Bank to make the Loans pursuant to Section 2.1 hereof shall have been terminated pursuant to Article VIII of this Agreement.”

3. Article I, Section 1.2 of the Loan Agreement is hereby amended to insert the following new definition in Article I, Section 1.2:

“Second Amendment Closing” means March 30, 2010.”

4. Article II, Section 2.1(a) of the Loan Agreement is hereby amended to delete it in its entirety, and to insert the following in its place:

“(a) The Bank will, at the request of the Company, make one or more Revolver Advances to the Borrowers from time to time on and after the date of this Agreement through and including the Termination Date, in an aggregate principal amount (outstanding at one time) not to exceed the lesser of (i) One Million Five Hundred Thousand Dollars ($1,500,000.00), or (ii) the Borrowing Base (the “Commitment”). Should the outstanding amount of Loans at any time exceed such maximum amount available for Revolver Advances under this Section 2.1, the Borrowers shall immediately repay such excess amount. The Borrowers may borrow, repay, and reborrow the maximum amount of such credit.”

5. Article II, Section 2.2 of the Loan Agreement is hereby amended to delete it in its entirety, and to insert the following in its place:

“Section 2.2 Interest Rate.

(a) Each Revolver Advance shall bear interest prior to maturity at the Revolver LIBOR Rate plus eight and one half percent (8.50%), as determined in accordance with the “Interest Rate Appendix”, which is attached hereto as Exhibit F, and incorporated herein as if fully rewritten.

(b) Whenever the unpaid principal amount of the Loans, and accrued interest thereon, or any fees or any other sum payable hereunder, shall become due and payable and remain unpaid after the applicable grace period (whether by acceleration or otherwise), the amount thereof shall thereafter until paid in full bear interest at a rate per annum equal to the Revolver LIBOR rate plus ten and one half percent (10.5%) as determined in accordance with the Interest Rate Appendix, which is attached hereto as Exhibit F, and incorporated herein as if fully rewritten, except such interest rate shall not exceed the highest rate permitted by law (the “Default Rate”). In addition, prior to maturity, for each payment of principal or interest not paid when due or within any applicable grace period, the Company shall also pay a late fee equal to the greater of $50.00 or 5.0% of the unpaid amount of such payment.

(c) Subject to the terms of the Interest Rate Appendix, the Company shall pay to the Bank interest on the unpaid principal balance of all Loans at the rate provided for in Section 2.2(a) above, starting on the Second Amendment Closing, and continuing, with payment due to the Bank on the last business day of each month thereafter, until the final payment is due and payable, which shall be made on the Termination Date.”

6. Article II, Section 2.5 is hereby amended to add the following:

“(e) An extension fee in the amount of $25,000 (the “Extension Fee”), payable to the Bank on or before the Termination Date, which amount shall be reduced to $12,500 if all amounts owing to the Bank, including the Commitment, are paid in full prior to the Termination Date.

(f) A $7,500 payment, due to the Bank on the Second Amendment Closing, for the Bank’s attorneys’ fees in connection with the second extension of this Agreement (the “Attorneys’ Fees”).”

7. As conditions precedent to the effectiveness of this Second Amendment Agreement:

(a) The Bank shall have received a Second Acknowledgement Agreement, substantially in the form and substance of Exhibit A, executed by Development Capital Venture, L.P.;

(b) The Bank shall have received an Acknowledgement Agreement, substantially in the form and substance of Exhibit B, executed by all other persons or entities holding preferred shares of either of the Borrowers;

(c) The Borrowers shall have delivered to the Bank a fully executed Consent of Subordinated Lenders, in the form and substance of Exhibit C, executed by each of the holders of the Subordinated Debt;

(d) The Borrowers shall have delivered to the Bank the Attorneys’ Fees by the Second Amendment Closing; and

(e) Each of the Borrowers shall have each delivered to the Bank a good standing certificate, issued on or about the date hereof by the Secretary of State of either Ohio or California, as the case may be, demonstrating that each of the Borrowers is in good standing with the state, validly exists, and is authorized to transact business.

8. The Borrowers hereby represent and warrant to the Bank that (a) each of the Borrowers have the legal power and authority to execute the Second Amendment Agreement; (b) the officers executing the Second Amendment Agreement have been duly authorized to execute and deliver the Second Amendment Agreement and bind the Borrowers with respect to the provisions thereof; (c) the execution and delivery of the Second Amendment Agreement and the performance and observance by such Borrowers of the provision thereof do not violate or conflict with the organizational documents of such Borrowers or any law applicable to such Borrowers, or result in a breach of any provision of or constitute a default under any other agreement, instrument, or document binding upon or enforceable against such Borrowers; (d) after giving effect to this Second Amendment Agreement, no Event of Default exists under the Loan Agreement, nor will any occur immediately after the execution and delivery of the Second Amendment Agreement, or by the performance or observance of any provisions thereof; (e) none of the Borrowers have any claim or offset against, or defense or counterclaim to, the obligations or liabilities under the Loan Agreement; and (f) each of the Second Amendment Agreement constitute valid and binding obligations of the Borrowers in every respect, enforceable in accordance with the Second Amendment Agreement’s terms.

9. In consideration of this Second Amendment Agreement, the Borrowers hereby waive and release the Bank and its directors, agents, representatives, officers, employees, attorneys, affiliates, and subsidiaries from any and all such claims, offsets, defenses, and counterclaims of any nature whatsoever in respect of the Loan Agreement and related documents, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.

10. The Borrowers hereby reaffirm their respective obligations, as applicable, under the Security Instruments, or any other document related to the Loan Agreement, as any of them may from time to time be amended, restated, or otherwise modified (the “Collateral Documents”). The Borrowers agree that each Collateral Document shall remain in full force and effect following the execution of and delivery of the Second Amendment Agreement. Each reference that is made in the Collateral Documents or any other writing to the Loan Agreement shall hereafter be construed as a reference to the Loan Agreement as amended hereby or as it may further be amended, restated, or otherwise modified from time to time. Except as herein otherwise specifically provided, all provisions of the Loan Agreement shall remain in full force and effect and be unaffected hereby.

11. This Second Amendment Agreement may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile signature or via pdf email transmission, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

12. The rights and obligations of all parties hereto shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of laws.

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13. JURY TRIAL WAIVER. THE BORROWERS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE BANK AND THE BORROWERS ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, OR ANY AMENDMENT THEREOF, OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND, OR MODIFY THE BANK’S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT BETWEEN THE BANK AND THE BORROWERS.

BORROWERS:
DPAC TECHNOLOGIES CORP.

By:	/s/ Steven D. Runkel

Its:	Chief Executive Officer

QUATECH, INC.

By:	/s/ Steven D. Runkel

Its:	Chief Executive Officer

BANK:
FIFTH THIRD BANK

By:	/s/ Michael Babb

Its:	Vice President Commercial Banking